Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of this 31st day of December, 2010, by and between R. William Petty, M.D. (“Executive”), and Exactech, Inc., a Florida corporation (the “Company”).

Recitals

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated March 31, 2008, (the “Employment Agreement”); and

WHEREAS, the Employment Agreement currently contemplates that the Employment Agreement will terminate on December 31, 2010 and, beginning on January 1, 2011, the Company shall employ the Executive in another mutually agreeable executive level position until December 31, 2013 (the “Subsequent Term”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to extend its current term to March 31, 2011 to begin the Subsequent Term on April 1 2011 to allow for the renegotiation of the new employment agreement that will govern the Subsequent Term (the “New Employment Agreement”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 2.1 of the Employment Agreement is hereby amended by deleting the reference to “December 31, 2010” and substituting therefor “March 31, 2011.”

2. Section 2.4 of the Employment Agreement is hereby amended by deleting the reference to “January 1, 2011” and substituting therefor “April 1, 2011.”

3. The parties acknowledge and agree that, in light of the foregoing amendments, until the beginning of the Subsequent Term, the compensation for which shall be determined in the New Employment Agreement, the Executive’s compensation shall continue to be controlled by Section 3.1 of the Employment Agreement, taking into account such increases in the Executive’s base salary the Board has approved since the Company’s initial entry into the Employment Agreement. The parties further acknowledge and agree that any additional compensation (e.g., incentive compensation, bonuses, etc.) for 2011 and through the Subsequent Term shall be governed by the New Employment Agreement.

4. Except as specifically amended hereby, the Employment Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

5. This Amendment shall be deemed a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

6. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first written above.

ADDRESS:	THE COMPANY:

c/o Exactech, Inc.	EXACTECH
2320 N.W. 66th Court
Gainesville, Florida 32653

	By:	/s/ William B. Locander
	Name:	William B. Locander, Ph.D.
	Title:	Compensation Committee Chairman

ADDRESS:	THE EXECUTIVE:

c/o Exactech, Inc.
2320 N.W. 66th Court	/s/ R. William Petty
Gainesville, Florida 32653	Name:	R. William Petty, M.D.

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